UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2017

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01.	Changes in Registrant’s Certifying Accountant

(a) The Audit Committee (the “Committee”) of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) recently conducted a competitive selection process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The Committee invited several independent registered public accounting firms to participate in this process, including Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016. As a result of this process, on September 1, 2017, the Committee engaged Mayer Hoffman McCann P.C. (“MHM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. On August 29, 2017, the Committee dismissed Ernst & Young as the Company’s independent registered public accounting firm.

The report of Ernst & Young on the Company’s consolidated financial statements for the fiscal year ended December 31, 2016, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The report of Ernst & Young on the Company’s consolidated financial statements for the fiscal year ended December 31, 2015, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, but was modified to include an explanatory paragraph regarding uncertainty of the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through the date of the filing of this Form 8-K, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through the date of the filing of this Form 8-K, there were no reportable events, as that term is described in Item 304(a)(1)(v) of Regulation S-K, except with respect to the material weaknesses in internal control over financial reporting identified by management in connection with its assessment of the Company’s internal control over financial reporting at June 30, 2015, September 30, 2015 and December 31, 2015.

As disclosed in the Company’s Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2015 and September 30, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 10, 2016, the Company reported a material weakness in its internal control over financial reporting in which the Company failed to design effective controls to assess whether it was in compliance with the fixed charge coverage ratio covenant in its Amended Credit Facility with MidCap Funding IV, LLC, which resulted in the restatement of the Company’s condensed consolidated balance sheets as of June 30, 2015 and September 30, 2015. To address the material weakness described above, during the first quarter of 2016, the Company designed and implemented new and enhanced controls to ensure that the calculation of the fixed charge coverage ratio reflects an accurate interpretation of the definitions in the underlying debt agreement and that the appropriate level of review is performed. Management believes that these remediation measures have strengthened the Company’s internal control over financial reporting and remediated the material weakness management had identified.

As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company reported a material weakness in its internal control over financial reporting related to the design of controls over the release of inventory cost through cost of goods sold at a significant wholly owned subsidiary. To address the material weakness described above, during the first quarter of 2016, the Company designed and implemented new and enhanced compensating controls at the consolidated level to ensure that the calculation of inventory cost release is accurate and that the appropriate level of review is performed. During the third quarter of 2016, as part of the transaction to sell its International Business to Globus, the Company sold the subsidiary where the respective material weakness previously existed. Management believes that these remediation measures have strengthened the Company’s internal control over financial reporting and remediated the material weakness management had identified.

The Company has provided a copy of the foregoing disclosures to Ernst & Young and requested that Ernst &Young furnish it with a letter addressed to the SEC stating whether Ernst &Young agrees with the above statements. A copy of Ernst &Young’s letter, dated September 5, 2017, is attached as Exhibit 16.1 to this Form 8-K.

(b) During the two most recent fiscal years and the subsequent interim period through the date of the filing of this Form 8-K, the Company has not consulted with MHM with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Item 8.01.	Other Events

Investors and others should note that the Company announces material financial information to its investors using its investor relations websites, press releases, SEC filings and public conference calls and webcasts.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

16.1	Letter from Ernst & Young LLP to the Securities and Exchange Commission dated September 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2017	ALPHATEC HOLDINGS, INC.

	By:	/s/ Jeffrey Black
	Name:	Jeffrey Black
	Its:	Chief Financial Officer